Invest in Billion Vegans

marketplace | health and fitness | food | vegetarian | vegan

The World's Largest Online Marketplace for Vegan and Plant-Based Products

BILLIONVEGANS.COM LOS ANGELES



Early Bird Terms: $60,000 Left

$0

of a $0-$0 goal

Invest via a **Future Equity Agreement**

~~$6.5M~~ **$5.2M** valuation cap

First $60K will invest in a SAFE with a $5.2M valuation cap and 20% discount.

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see investor perks from $250 to $10,000

Held in Escrow & Refundable. You may request a refund while funds are in escrow. You'll get a 5 day notice when a round closes.



About three years ago, I became vegan for the animals. Becoming a vegan was an easy decision but maintaining a vegan lifestyle was very challenging and frustrating. Soon after, I've learned about the environmental and health aspects as well. I understood that the world must go vegan and I decided to devote my life to making it happen.

Alon Hochberg Founder & CEO @ Billion Vegans

ABOUT UPDATES 0 GRAPEVINE 6 ASK A QUESTION 86

Why you may want to invest in us...

1. The exponential growth of the vegan and plant-based market.
2. An experienced team - an extensive track record of turning ideas into successful businesses.
3. Strong execution - onboarded over 6,000 products and 300 sellers.
4. Already demonstrated product-market fit: over 2% customer conversion rate and 23% retention rate.
5. Vegan core values - we donate 10% of all profits to vegan organizations.

Our Team

AND OUR MAJOR ACCOMPLISHMENTS



Alon Hochberg

Founder & CEO

A serial entrepreneur and an angel investor. Founder and CEO/CTO of five companies (two were acquired) and two VC funds: Modus - CRM; Neteos - SaaS/Cloud; Prolify - deep learning; SeeToo - video streaming and Vmedico - telemedicine.

in



Evyatar Shoresh

Advisor

An experienced entrepreneur with vast experience in eCommerce and ad:tech. Co-founder of Buynando (prev. DealPly) - an eCommerce marketing platform that reached sales of over $100M, and CreativeCalls - a marketing technology for call centers.

in



Ben Enosh

Advisor

A serial entrepreneur with an extensive background in leading early-stage companies. Co-founder of AudioBurst - an audio search engine, PLYmedia - a digital advertising platform, Cyota - cybersecurity (acquired by RSA), and Scientific G - Biotech.

in

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Why people love us



I invest in companies based on two main factors: team and market opportunity. The market opportunity for Billion Vegans is huge - practically a blue ocean, but it's all about the team's ability to execute. The team must be passionate, knowledgeable, trustworthy, and most of all, resilient. Billion Vegans' team has all these and a vast experience and successful track record in execution. I'm sure they will succeed.

Nimrod May

Early stage investor: Woo.io, Seegnature (now Reach), Caja Robotics, Valiber, Mifold, PLYmedia, AudioBurst, Gett, Zore, Quattrocento eyewear, Tatau.io, and more.

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Some of our investors

WE'VE RAISED $491,578 FROM 516+ INVESTORS SINCE OUR FOUNDING

Yana Loginova

Intermediate Software Developer. Accounting Degree/Mgt.Experience in banking , financial services, hospitality and big on customer service .

Osama Ishtaiwi

Early stage investor, Founder and Managing Director of Wealth Road Holding

in

Mads Andreas Aasen

A new investor who's traveled around the sun almost 28 times, and now looking for new adventures!

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In the news

Billion Vegans: "We Hope to be a Large and Dominant Player in the Ecommerce Arena" - vegconomist - the vegan business magazine

Billion Vegans, the online vegan marketplace created by entrepreneurs Amir Lavi and Alon Hochberg, has recently launched with the initial offering of 4,500 vegan products, and was billed as the Vegan Amazon at the time. Aiming to be a one-stop marketplace, Billion Vegans

December 9, 2018 @ vegconomist.com

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The Largest Online Marketplace For Vegan and Plant-Based Products

Being vegan is more than just a dietary choice, it's a lifestyle change. Over 20 million consumers in the US are vegans, growing from 1% to 6% in just four years. But it's no easy feat being a vegan shopper when you have to scour the web for hours, searching for vegan products, read the fine print to verify ingredients, then contact the sellers for more information only to discover that the product isn't really vegan.

That's why we started Billion Vegans. Founded by vegans, we're a one-stop-shop online vegan marketplace with vegan certified products. We do the research and the authentication, so our customers don't have to.


EVERYTHING.
VEGAN.
Shop where everybody shares your values.
VEGAN CHEESE
FAVORITES FOR $10 OR LESS
VEGAN CHOCOLATE

Billion Vegans on desktop and mobile.

4,500 Products and Growing Fast

Attracting sellers to a new platform is challenging but in less than a year we've managed to partner with established brands like Clif, Silk, Annie's Naturals and more. We host over 200 sellers offering more than 4,500 products, ranging across all categories, including grocery, fashion, cosmetics, home supplies, and more. Unlike most of our competitors, we rigorously certify our sellers and products to ensure that they are indeed vegan so that our customers can have a better, more convenient, shopping experience.


daiya
deliciously dairy-free
ANDALOU NATURALS
DEVA
earth balance
DANDIES
YUMEARTH
CLIF
Cocomels
THE ORIGINAL COCONUT MILK CARAMELS
Silk
nae
beauty without cruelty
morinaga
Annie's NATURALS
Doshi
WESTSOY

Popular brands on our site.

Competitors

Our best-known and significant competitor is Amazon. They have only 5,000 vegan products but aren't equipped to thoroughly certify that their products are actually vegan. In fact, while onboarding products we discovered that many "vegan" products that are sold on Amazon aren't actually vegan.


Vegan
VeganEssentials
VeganCuts
BILLION VEGANS
Online Store
Marketplace
THRIVE MARKET
iHerb
amazon
None Vegan

Competitive landscape.

Our Progress So Far

We started about a year ago by building the platform and a few months later we began onboarding sellers and products. About three months ago we reached the inventory critical mass and started experimenting with low budget marketing campaigns to optimize our platform and validate our business model. Currently, we're spending about $1,000 on marketing and having sales of about $2,500 - that's a 250% return on marketing investment. Because there is no market cap and assuming the ratio stays the same, if we spent $100K on marketing, we would have seen $250K in sales. moreover, high retention and further marketing optimization may radically improve this ratio.

With this raise, if we hit our minimum goal of $100K, about 70% of your investment will go to marketing, 25% to operations and 5% to Wefunder fees. If we hit our maximum goal of $1,070,000, 50% of your investment will go to marketing, 45% to operations and 5% to Wefunder fees.

All our systems are ready for a massive scale-up. Your investment will help us get there.

Jul 2017

Began building the marketplace

Nov 2017

Soft launch and started onboarding sellers

Jan 2018

Raised a pre-seed round of $300,000

May 2018

Onboarded 4,500 products from 200 sellers

Jun 2018

Initial marketing campaigns

Sept 2018

Wefunder campaign

Q4 2019

Start raising for a Series A

Help Us Build a Better Marketplace

Dear Investors,

I'd like to thank you for considering Billion Vegans as an investment. I've been in the startup game for quite some time, both as an entrepreneur and as an investor, and what I learned over the years is that choosing a good investment, while must be backed by a solid

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Investor Q&A

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What does your company do?

Billion Vegans is the world's largest online marketplace for vegan and plant-based products. It makes online shopping for these products convenient, affordable and fun.

Where will your company be in 5 years?

The vegan community is growing, but the consumer experience is lagging, resulting in a huge underserved market, ripe for change. Supported by the growing awareness of cruelty-free, healthy and sustainable products, Billion Vegans has the potential to become an e-commerce leader. Being at the intersection between e-commerce and the vegan community, we aim to be the largest marketplace for vegans in the US and the global market, becoming the 'Amazon for vegans'.

Why did you choose this idea?

How did the idea for Billion Vegans come about?

What were your entrepreneurial ventures before this?

What is your vision for the growth of the company?

What are your best qualities as a company?

How do values play into your business?

Does the vegan community have any special characteristics that you can utilize for scaling your business?

How do you plan to spend the money you raise?

What are the strengths of your team and would you add anyone?

How did you start the company and what does the progress look like?

How big is the need for stores that cater to vegans?

What sellers are there in this market?

How do you measure success?

Can you talk about revenue numbers since you started?

What are your customer acquisition costs and the lifetime value?

When you think about expanding this over the next year or five years, what is it going to take to become a massive business?

Can you tell me the state of the vegan market right now? How has it been growing and how do you see it evolving over the next few years?

What questions do investors usually ask you?

What are Billion Vegans' unique differentiators?

Financials

Billion Vegans has financial statements ending December 31 2017. Our cash in hand is $75,000, as of August 2018. Over the three months prior, revenues averaged $2,500/month, cost of goods sold has averaged $2,000/month, and operational expenses have averaged $15,000/month.

At a Glance

January 1 to December 31


$$$$

$0
Revenue



$0
Net Profit


IOU!

$0
Short Term Debt



$70,000
Raised in 2017



$75,000
Cash on Hand
As of 08/31/18

INCOME | BALANCE | NARRATIVE

A note from Wefunder. Unlike companies on the NASDAQ, early-stage startups have little operating history. Financial analysis is not as useful when there is limited data. It's more important to predict the size of the future market. If the founder achieves their vision, will enough customers pay the company enough money?

It's also common for fast-growing startups to lose money even faster: they are investing in future growth. In these cases, it's often better to check if the Cost of User Acquisition (CAC) is lower than the Lifetime Value (LTV) of that customer. If one spends $1000 today to make $10,000 over the next five years, that may be a smart bet. Amazon is a famous example of re-investing potential profits to maximize growth over 20 years.

Net Margin:	Gross Margin:	Return on Assets:	Earnings per Share:	Revenue per Employee:	Cash to Assets:	Revenue to Receivables:	Debt Ratio:
N/A	N/A	N/A	$0.00	$0	N/A	~	N/A

Billion Vegans Inc. Financial Statements- Reviewed.pdf

Risks

1 The Company may never receive a future equity financing or elect to convert the Securities upon such future financing. In addition, the Company may never undergo a liquidity event such as a sale of the Company or an IPO. If neither the conversion of the Securities nor a liquidity event occurs, the Purchasers could be left holding the Securities in perpetuity. The Securities have numerous transfer restrictions and will likely be highly illiquid, with no secondary market on which to sell them. The Securities are not equity interests, have no ownership rights, have no rights to the Company's assets or profits and have no voting rights or ability to direct the Company or its actions.

2 Our future success depends on the efforts of a small management team. The loss of services of the members of the management team may have an adverse effect on the company. There can be no assurance that we will be successful in attracting and retaining other personnel we require to successfully grow our business.

3 We face competition from larger retailers (e.g. Amazon) which might require changes in our business model and could cause us to suffer losses.

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Details

The Board of Directors

DIRECTOR	OCCUPATION	JOINED
Alon Hochberg	CEO @ Billion Vegans	2016

Officers

OFFICER	TITLE	JOINED
Amir Lavi	Vice President	2018
Alon Hochberg	CEO	2016

Voting Power

HOLDER	SECURITIES HELD	VOTING POWER
Alon Hochberg	1,000,000 Common stock	100.0%

Past Equity Fundraises

DATE	AMOUNT	SECURITY
04/2019	$180,478	SAFE
08/2017	$70,000	SAFE
09/2018	$241,100	SAFE

Outstanding Debts

None.

Related Party Transactions

None.

Use of Funds

$100,000	70% -- marketing, mostly PPC (pay per click) and social media 25% -- operations, mostly hiring and paying staff 5% -- Wefunder Intermediary fee
$1,070,000	50% -- marketing, mostly PPC (pay per click) and social media 45% -- operations, mostly hiring and paying staff (especially management and customer service) 5% -- Wefunder Intermediary fee

Capital Structure

CLASS OF SECURITY	SECURITIES (OR AMOUNT) AUTHORIZED	SECURITIES (OR AMOUNT) OUTSTANDING	VOTING RIGHTS
Common Stock	1,200,000	1,000,000	Yes

Form C Filing on EDGAR

The Securities and Exchange Commission hosts the **official Form C** on their EDGAR web site.